Exhibit 99.3

ColdSpark, Inc.

Balance Sheets

Unaudited

	March 31, 2009	December 31, 2008
Assets

Current assets
Cash and cash equivalents	$598,356	$408,006
Restricted cash	50,854	50,854
Accounts receivable	57,027	87,758
Prepaid expenses and other current assets	5,283	10,462

Total current assets	711,520	557,080

Property and equipment, net of accumulated depreciation of $225,966 and $204,026, respectively	188,288	209,949
Deposit	12,052	12,052

Total assets	$911,860	$779,081

Liabilities and Stockholders’ Deficit

Current liabilities
Accounts payable	$46,503	$60,172
Accrued expenses	598,476	566,066
Deferred revenue	1,546,889	1,220,834
Other current liabilities	319,394	298,031
Notes payable	3,000,000	2,500,000

Total current liabilities	5,511,262	4,645,103

Long-term liabilities	68,967	33,887

Total liabilities	5,580,229	4,678,990

Stockholders’ deficit
Series A preferred stock, $0.0001 par value, 7,500,000 shares authorized, 7,264,948 shares issued and outstanding, at liquidation value	6,405,718	6,405,718
Common stock, $.0001 par value, 30,000,000 shares authorized, 15,630,525 shares issued and outstanding	1,563	1,563
Additional paid-in capital	586,352	539,251
Accumulated deficit	(11,662,002)	(10,846,441)

Total stockholders’ deficit	(4,668,369)	(3,899,909)

Total liabilities and stockholders’ deficit	$911,860	$779,081

ColdSpark, Inc.

Statement of Operations

For the three months ended March 31,

Unaudited

	2009	2008
Net revenues:
Software license revenue	$185,969	$263,213
Service and support revenue	269,017	261,583

Total revenues	454,986	524,796

Operating expenses:
Sales and marketing	143,415	232,293
General and administrative	1,052,519	1,169,105

Total operating expenses	1,195,934	1,401,398

Loss from operations	(740,948)	(876,602)

Other income/(expense):
Interest income	—	3,766
Interest expense	(74,614)	(23,738)

Total other income/(expense)	(74,614)	(19,972)

Net loss	$(815,562)	$(896,574)

ColdSpark, Inc.

Statement of Cash Flows

For the three months ended March 31,

Unaudited

	2009	2008
Cash flows from operating activities:
Net loss	$(815,562)	$(896,574)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	21,940	26,902
Stock-based compensation	47,101	4,678
Changes in operating assets and liabilities:
Accounts receivable	30,731	(439,192)
Prepaid expenses and other current assets	5,179	(29,145)
Accounts payable	(13,669)	(39,178)
Accrued expenses	32,410	31,611
Deferred revenue	326,055	333,385
Other current and non liabilities	66,764	—

Net cash used in operating activities	(299,051)	(1,007,513)

Cash flows from investing activities:
Decrease in restricted cash	—	52,214
Purchase of property and equipment	(279)	—

Net cash used in investing activities	(279)	52,214

Cash flows from financing activities:
Increase in notes payable	500,000	1,000,000
Payments on line of credit	(899)	—
Principal payments on capitalized lease obligations	(9,421)	(17,874)

Net cash provided by financing activities	489,680	982,126

Net increase in cash and cash equivalents	190,350	26,827

Cash and cash equivalents, beginning of year	408,006	340,140

Cash and cash equivalents, end of year	$598,356	$366,967

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Capital expenditures funded by capital leases	$—	$76,179

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